Exhibit 99.1

For Immediate Release

Contact: Scott Howat

Director of Global

Communications

Affinia Group Inc.

(734) 827-5421

AFFINIA GROUP CEO TERRY MCCORMACK TO RETIRE;

GLOBAL FILTRATION PRESIDENT KEITH WILSON PROMOTED

TO CHIEF EXECUTIVE OFFICER

ANN ARBOR, MICHIGAN (October 29, 2013) – Affinia Group, Inc., President and Chief Executive Officer Terry McCormack today announced his plans to step down from his position on March 31, 2014 after more than 40 years of leadership in the automotive aftermarket. He has also notified the Affinia Group Inc. Board of Directors he will resign as a member of the Board effective March 31, 2014. At that time, Terry will assume a role as special advisor to the Chairman of the Board, James McElya. The company has named Affinia Global Filtration President Keith Wilson to serve as President and Chief Executive Officer effective April 1, 2014.

“Terry has dedicated his career to ensuring the automotive aftermarket industry has access to high-quality, competitive products and innovative customer solutions,” said James McElya, chairman of Affinia’s Board of Directors. “Terry has been an outstanding leader within the industry and for Affinia, which he and his leadership team successfully transformed from a North American manufacturer into a true global leader in the automotive industry.

“We have been engaged in internal succession planning since last April and are continuing in our preparation to transition corporate leadership to Keith Wilson next spring,” McElya said.

McCormack and Wilson will work together over the coming months to transition CEO responsibilities as the company makes plans to relocate its global headquarters. Affinia recently announced plans to move its corporate headquarters to Gastonia, N.C., where Affinia Global Filtration is based, in 2014.

McCormack began his career in the automotive aftermarket in 1973 with Dana Corporation. He joined Affinia Group Inc., as chief executive officer, when it was formed in 2004 from several of Dana’s business groups.

“Terry’s knowledge of the industry has been a great value to Affinia Group, and we are pleased that Terry will continue to share his insights and leadership with Affinia through his new advisory role,” said McElya.

Keith Wilson has served as president of Affinia’s Global Filtration Group since 2008. He joined Dana Corporation in 1984 as a sales and marketing specialist with the company’s Spicer Axle Division. Wilson served in various management positions within Dana’s axle, driveshaft and gasket products businesses until being tapped in 2000 to lead the filtration group as vice president and division manager of WIX Filtration Product Division. In the fall of 2004, Wilson was appointed vice president and general manager for Affinia’s Under Hood Group.

Under Wilson’s guidance, Affinia Global Filtration has achieved exceptional growth in sales and earnings performance. The Filtration group has been recognized for excellence by the industry and by its customers, including winning an unprecedented nine Spirit of Napa Awards from NAPA Auto Parts for supplier service and performance.

“I’m proud to have worked with an outstanding leadership team and the thousands of passionate, dedicated Affinia people who protect, grow and enhance our brands, while providing world class customer service every day from their facilities and offices around the world,” McCormack said.

“I have known Keith Wilson for nearly three decades, including the past 13 years where he has consistently grown our Filtration Group through business strategy, creative vision and an unwavering commitment to our customers,” McCormack said. “Keith’s leadership will ensure Affinia Group continues on its path of being an innovative world leader for quality products and services.”

Affinia Group Inc. is an innovative global leader in the design, manufacture, distribution and marketing of industrial grade products and services, including extensive offerings of aftermarket parts for automotive and heavy-duty vehicles. With $1.5 billion in annual revenue, Affinia has operations in North and South America, Europe, and Asia. For more information, visit www.affiniagroup.com.

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